Item #77q1


The advisory agreement between The Roxbury Funds and Roxbury
Capital Management LLC is incorporated by reference to the 485(a) that was filed on August 15, 2011, Accession Number
0001104659-11-046982.

The sub-advisory agreement between Mar Vista Investment
Partners, LLC and Roxbury Capital Management LLC is incorporated by reference to the 485(b) that was filed on October 28, 2011, Accession Number 0001104659-11-058790.